Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CUE BIOPHARMA, INC.

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

Cue Biopharma, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That the Board of Directors of the Corporation has duly adopted resolutions in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware authorizing, declaring advisable and approving an amendment to the Amended and Restated Certificate of Incorporation of the Corporation to (i) increase the number of authorized shares of capital stock of the Corporation and (ii) increase the number of authorized shares of Common Stock of the Corporation. Thereafter, the stockholders of the Corporation duly adopted such amendment in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

SECOND: That the amendment to the Amended and Restated Certificate of Incorporation of the Corporation set forth in this Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by the Board of Directors and stockholders of the Corporation.

THIRD: That, upon the effectiveness of this Certificate of Amendment, Section 3.01 of Article III of the Amended and Restated Certificate of Incorporation, as heretofore amended, is hereby amended and restated in its entirety as follows:

“SECTION 3.01. Amount: The total number of shares which the Corporation has authority to issue is 210,000,000 shares, consisting of: 10,000,000 shares designated as Preferred Stock, par value of $0.001 per share (“Preferred Stock”), and 200,000,000 shares designated as Common Stock, par value of $0.001 per share (“Common Stock”).”

IN WITNESS WHEREOF, this Certificate of Amendment of Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this 8th day of October, 2024.

CUE BIOPHARMA, INC.

/s/ Daniel R. Passeri
By: Title:	Daniel R. Passeri Chief Executive Officer